Exhibit 99.1
NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701
Company contact:
L. Decker Dawson, Chairman
Stephen C. Jumper, CEO and President
Christina W. Hagan, Chief Financial Officer
(800) 332-9766
www.dawson3d.com
DAWSON GEOPHYSICAL REPORTS
THIRD QUARTER AND NINE MONTHS RESULTS
MIDLAND, Texas, August 5, 2009/PR Newswire/ — Dawson Geophysical Company (NASDAQ DWSN) today reported revenues of $52,319,000 for the quarter ending June 30, 2009, the Company’s third quarter of fiscal 2009, compared to $84,568,000 for the same quarter in fiscal 2008, a decrease of 38 percent. The Company reported a net loss for the third quarter of fiscal 2009 of $1,626,000 compared to net income of $9,707,000 in the same quarter of fiscal 2008. Losses per share for the third quarter of fiscal 2009 were $0.21 per share, compared to earnings of $1.27 per share in the same quarter of fiscal 2008. EBITDA for the third quarter of fiscal 2009 was $4,245,000 compared to $22,397,000 in the same quarter of fiscal 2008, a decrease of 81 percent.
The revenue decrease in the quarter was primarily the result of previously announced reductions in active crew count during the second quarter (four crews), and third quarter (two crews), a more competitive pricing environment and substantially lower utilization rates of the remaining crews. Revenues in the third quarter of fiscal 2009 continued to include relatively high third-party charges related to the use of helicopter support services, specialized survey technologies and dynamite energy sources. The sustained level of these charges is driven by the Company’s continued operations in areas with limited access in the Appalachian Basin, Arkansas, and Louisiana. The Company is reimbursed for these expenses by its clients.
Stephen Jumper, President and CEO of Dawson Geophysical Company said, “Despite today’s challenging environment, we remain optimistic regarding the industry’s long-term fundamentals. In recent months we have seen an increase in demand for our services in many of the oil producing basins as well as continued demand in the large natural gas producing shale basins. Today, approximately thirty percent of our active crews are working in oil producing regions. Although our clients may cancel their service contract on short notice, our current order book reflects commitment levels sufficient to maintain operation of our ten crews into fiscal 2010.”
Jumper continued, “While we have reduced crew count in both the second and third quarters, the average data collection channel count per crew remains strong. Exploration and production companies are continuing to demand greater sub-surface resolution in their search for hydrocarbon reservoirs, and as a result, continue to rely on an increased number of channels to achieve this objective. Our investments in recording capacity and equipment in recent years give us the ability to provide this service while simultaneously helping to lower finding and development costs through increased crew efficiencies and positions us as a valuable component in our clients’ ongoing initiatives.”

NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701
Nine Months Results
For the nine months ended June 30, 2009, revenues were $197,160,000, compared to $240,530,000 for the same period in 2008, a decrease of 18 percent. Net income for the first nine months of fiscal 2009 decreased 52 percent to $12,278,000, compared to $25,703,000 for the first nine months of fiscal 2008. Earnings per share for the first nine months of fiscal 2009 were $1.57 as compared to $3.35 for the first nine months of fiscal 2008, a decrease of 53 percent. EBITDA was $40,221,000 in the first nine months of fiscal 2009 as compared to $59,595,000 during the same period of fiscal 2008, a decrease of 33 percent.
The Company has significantly reduced its capital expenditures during the first nine months of fiscal 2009 to $4,318,000 from $47,726,000 for the same period during the previous fiscal year. Due to current market conditions, the Company plans to continue to limit its approved $20,000,000 capital expenditures budget in the near term to necessary maintenance requirements rather than investing in additional equipment as in the past few years.
Jumper concluded, “As we anticipate improvement in industry fundamentals and a stronger economy, we are positioned to react quickly to capture the upside of the business cycle. Our financial strength and disciplined investment strategy allows us to respond quickly to market dynamics. We believe our strong balance sheet, the flexibility to deploy capital as needed to maintain competitive technology, our quality personnel and broad range of services provides us with the opportunity to build upon our position as the leading provider of seismic data acquisition services in the lower 48. Our commitment to helping our clients limit dry-hole risk, lower finding and development costs and evaluate basins most conducive to hydrocarbon accumulation is as strong today as it was 57 years ago.”

NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701
Dawson Geophysical Company is the leading provider of U.S. onshore seismic data acquisition services as measured by the number of active data acquisition crews. Founded in 1952, Dawson acquires and processes 2D, 3D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.
This press release contains information about the Company’s EBITDA, a non-GAAP financial measure. The Company defines EBITDA as net income (loss) plus interest expense, income taxes, depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:
•	the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•	its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•	the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.
The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under generally accepted accounting principles and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with generally accepted accounting principles. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with generally accepted accounting principles. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, depreciation and amortization. A reconciliation of the Company’s EBITDA to its net income (loss) is presented in the table following the text of this press release.

NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701
In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include but are not limited to, the volatility of oil and natural gas prices, disruptions in the global economy, dependence upon energy industry spending, limited number of customers, credit risk related to our customers, cancellations of service contracts, high fixed costs of operations, weather interruptions, inability to obtain land access rights of way, industry competition, managing growth, the availability of capital resources and operational disruptions. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended September 30, 2008. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DAWSON GEOPHYSICAL COMPANY STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Nine Months Ended June 30,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating revenues	$52,319,000	$84,568,000	$197,160,000	$240,530,000
Operating costs:
Operating expenses	46,374,000	60,457,000	151,126,000	176,111,000
General and administrative	1,761,000	1,649,000	6,324,000	5,192,000
Depreciation	6,521,000	6,317,000	19,651,000	17,722,000

	54,656,000	68,423,000	177,101,000	199,025,000

Income (loss) from operations	(2,337,000)	16,145,000	20,059,000	41,505,000
Other income (expense):
Interest income	73,000	76,000	213,000	410,000
Interest expense	—	(116,000)	—	(316,000)
Other (expense) income	(12,000)	(141,000)	298,000	(42,000)

Income (loss) before income tax	(2,276,000)	15,964,000	20,570,000	41,557,000

Income tax benefit (expense):
Current	963,000	(4,981,000)	(7,163,000)	(13,631,000)
Deferred	(313,000)	(1,276,000)	(1,129,000)	(2,223,000)

Net income (loss)	$(1,626,000)	$9,707,000	$12,278,000	$25,703,000

Net income (loss) per common share	$(0.21)	$1.27	$1.57	$3.35

Net income (loss) per common share-assuming dilution	$(0.21)	$1.26	$1.57	$3.33

Weighted average equivalent common shares outstanding	7,810,592	7,668,651	7,802,186	7,665,253

Weighted average equivalent common shares outstanding-assuming dilution	7,810,592	7,733,076	7,839,324	7,727,205

DAWSON GEOPHYSICAL COMPANY BALANCE SHEETS

	June 30,	September 30,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$29,920,000	$8,311,000
Short-term investments	20,177,000
Accounts receivable, net of allowance for doubtful accounts of $795,000 in June 2009 and $55,000 in September 2008	50,071,000	76,221,000
Prepaid expenses and other assets	6,425,000	877,000
Current deferred tax asset	1,722,000	873,000

Total current assets	108,315,000	86,282,000

Property, plant and equipment	240,833,000	250,519,000
Less accumulated depreciation	(108,957,000)	(103,180,000)

Net property, plant and equipment	131,876,000	147,339,000

	$240,191,000	$233,621,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,825,000	$15,308,000
Accrued liabilities:
Payroll costs and other taxes	1,638,000	3,363,000
Other	10,308,000	14,869,000
Deferred revenue	2,366,000	993,000

Total current liabilities	25,137,000	34,533,000

Deferred tax liability	15,100,000	13,128,000

Stockholders’ equity:
Preferred stock-par value $1.00 per share; 5,000,000 shares authorized, none outstanding	—	—
Common stock-par value $.33 1/3 per share; 50,000,000 shares authorized, 7,822,494 and 7,794,744 shares issued and outstanding in each period	2,608,000	2,598,000
Additional paid-in capital	88,766,000	87,051,000
Other comprehensive expense, net of tax	(9,000)	—
Retained earnings	108,589,000	96,311,000

Total stockholders’ equity	199,954,000	185,960,000

	$240,191,000	$233,621,000

Reconciliation of EBITDA to Net Income (Loss)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(in thousands)		(in thousands)
Net income (loss)	$(1,626)	$9,707	$12,278	$25,703
Depreciation	6,521	6,317	19,651	17,722
Interest expense	—	116	—	316
Income tax expense	(650)	6,257	8,292	15,854

EBITDA	$4,245	$22,397	$40,221	$59,595

Reconciliation of EBITDA to Net Cash Provided by Operating Activities

	Nine Months Ended
	June 30,
	2009	2008
	(in thousands)
Net cash provided by operating activities	$42,508	$30,605
Changes in working capital items and other	193	29,899
Non-cash adjustments to income	(2,480)	(909)

EBITDA	$40,221	$59,595